Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 3 TO TRANSACTION AGREEMENT

This AMENDMENT NO. 3 TO TRANSACTION AGREEMENT, dated as of January 21, 2018 (this “Amendment”), is made by and among Envigo International Holdings, Inc., a Delaware corporation (the “Company”), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company (“Parent”), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Avista Healthcare NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“NewCo”) and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative (the “Shareholder Representative”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, the Company, Parent, Merger Sub and NewCo are parties to that certain Transaction Agreement, dated as of August 21, 2017, as amended by that certain Amendment No. 1, dated as of November 22, 2017 and as further amended by that certain Amendment No. 2, dated as of December 22, 2017 (the “Transaction Agreement”);

WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; and

WHEREAS, each of the parties to the Transaction Agreement agrees to amend the Transaction Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1.             Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

(a)           The sixth recital of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, on August 21, 2017, the Class B Holders entered into a letter agreement, as amended and restated on or about the date of this Amendment in the form attached hereto as Exhibit A (the “Parent Sponsor Letter Agreement”), pursuant to which the Class B Holders shall agree to surrender to Parent an aggregate 3,875,000 Class B Shares and 4,100,000 Private Placement Warrants (as defined below) upon the terms and subject to the conditions set forth therein;”

(b)           Section 1.2(a) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(a)         The Class B Holders shall surrender to Parent an aggregate 3,875,000 Class B Shares and 4,100,000 Private Placement Warrants, pursuant to the Parent Sponsor Letter Agreement.”

(c)           Section 1.2(c) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(c)         Parent shall make any payments required to be made by Parent in connection with the Parent Shareholder Redemption.”

(d)           Section 1.2(d) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(d)         Parent shall contribute to Merger Sub the amount of cash remaining in the Trust Account and the proceeds of the Equity Financing (net of underwriting fees) after giving effect to the Parent Shareholder Redemption.”

(e)         Section 6.3(f) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(f)          Minimum Proceeds. The funds contained in the Trust Account (net of the amount of any Parent Shareholder Redemption Amount) and the proceeds of the Equity Financing, if any, shall together equal or exceed $220,000,000.”

(f)            The definition of “Aggregate Payment Amount” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

““Aggregate Payment Amount” means (a) $363,133,441 plus the Aggregate Exercise Amount minus (b) Company Transaction Expenses, minus (c) any Leakage (other than Permitted Leakage), (d) minus any prepayment penalties related to any repayment of the Indebtedness of the Company or any of its Subsidiaries.”

(g)           The definition of “Cash Component” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

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““Cash Component” means (a) $100,000,000, minus (b) an amount in cash equal to the aggregate Per SAR Cash Consideration payable to all Company Holders of Company SARs, plus (c) the amount of proceeds from the Equity Financing (net of underwriting fees) (if any), minus (d) the excess (if any) of the Parent Shareholder Redemption Amount over $90,000,000, minus (e) an amount, if positive, equal to (x) $20,000,000 minus (y) the amount of estimated pro forma cash on the balance sheet of Parent and its consolidated subsidiaries immediately after the First Merger Effective Time (which may be a negative number) (giving effect to the transactions and payments contemplated by this Agreement).”

(h)   The definition of “Company Transaction Expenses” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

““Company Transaction Expenses” means, without duplication (whether accrued or not at Closing and whether billed or invoiced on or prior to Closing), the aggregate amount of any and all fees, costs, expenses charges, payments and other obligations (including the Company Sponsor Fees and the amounts set forth on Schedule 8.1(b), if any) incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting and other third-party fees required to consummate the transactions contemplated hereby, in each case, of the Company or any Company Holder, whether paid prior to, at or after the Closing, (other than those that were paid or accrued prior to the Balance Sheet Date), plus the amount of any severance, bonus or other payment payable to any director, officer, contractor or employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including the employer’s share of any related payroll Taxes with respect to the foregoing and in connection with any payments made with respect to Cash Election Options and Company SARs pursuant to Section 2.1(d)(ii) and Section 2.1(d)(iii), respectively) (excluding, for the avoidance of doubt, any amounts with respect to the Merger Consideration payable under any Company SARs or Company Options), as determined by the Company in good faith and set forth in the Closing Certificate to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(a); provided, however that Company Transaction Expenses shall not include any costs, fees expense, underwriting fees, waiver fees, amendment fees and other third party fees (including fees, expenses and disbursements of counsel, accountants or other representatives or agents) imposed in respect of the Mergers, as a result of or incident to any (x) amendment, waiver or repayment of the Credit Agreements (including with respect to the Lender Consent and Amendment) and (y) refinancing of the Indebtedness of the Company or any of its Subsidiaries;

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provided, further, that none of the items in the foregoing proviso shall be included to any extent or in any amounts in the calculation of Indebtedness or Indebtedness Amount. For the avoidance of doubt, Company Transaction Expenses shall not include any amounts taken into account in the calculation of Indebtedness Amount.”

(i)    The definition of “New Warrant Expense” in Section 8.1 of the Transaction Agreement is hereby deleted in its entirety.

(j)    A new Section 8.17 of the Transaction Agreement is hereby added, to read as follows:

“8.17      Consent to Amendment of Parent Sponsor Letter. The parties hereto, other than Parent, hereby consent to Parent’s entry into the Parent Sponsor Letter Agreement, as amended and restated on or about the date of this Amendment, in the form attached hereto as Exhibit A.”

2.             The parties hereto hereby agree to the following amendments to the items set forth on Schedule 8.1(c) of the Company Disclosure Schedule:

1.              The reference to “$260 million” shall be “$220 million”.

2.              The reference to “$50 million” shall be “$90 million”.

3.             The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

4.             The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

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IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENVIGO INTERNATIONAL HOLDINGS, INC.

By:	/s/ Mary Patricia Henahan
Name:	Mary Patricia Henahan
Title:	Chief Financial Officer

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

By:	/s/ David Burgstahler
Name:	David Burgstahler
Title:	President and Chief Executive Officer

AVISTA HEALTHCARE MERGER SUB, INC.

By:	/s/ Robert Girardi
Name:	Robert Girardi
Title:	Vice President and Secretary

AVISTA HEALTHCARE NEWCO, LLC

By:	/s/ Robert Girardi
Name:	Robert Girardi
Title:	Vice President and Secretary

[Signature Page to Amendment No. 3]

JERMYN STREET ASSOCIATES LLC, solely in its capacity as Shareholder Representative

By:	/s/ Scott Cragg
Name:	Scott Cragg
Title:	Authorized Signatory

[Signature Page to Amendment No. 3]

Exhibit A

Form of Amended and Restated Parent Sponsor Letter Agreement